                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Winstar Communications, Inc. for the registration of 4,200,000 shares of its common stock, and to the incorporation by reference therein of our report dated
March 21, 1997, with respect to the consolidated financial statements and schedules of Midcom Communications Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, included in the Current Report on Form 8-K/A of Winstar Communications Inc. dated
February 5, 1998, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Detroit, Michigan
January 7, 1999